Limited Power of Attorney for Section 16 Reporting Obligations. I, Michele Fiorentino, hereby appoint Baker Hughes Company, to assist me in the preparation and filing of Section 16 reports, and execute the below Power of Attorney for this purpose. I am an officer of Baker Hughes Company, and until further written notice, I hereby individually authorize Lee Whitley (Vice President and Corporate Secretary) and Regina Jones (Chief Legal Officer) of Baker Hughes Company, to sign on my behalf any Form 3, Form 4, Form 5, Form 144 or related form that I have filed or may file hereafter in connection with my direct or indirect beneficial ownership of securities of Baker Hughes Company, and to take any other action of any type whatsoever in connection with the foregoing that in her or his opinion may be for the benefit of, in the best interest of, or legally required by me. ___1k______________________May aw Signed: __________________tf bf.TL_________ Date Michele Fiorentino